Exhibit 3.29

CERTIFICATE OF INCORPORATION

OF

QUARTZDYNE, INC.

The undersigned, in order to form a corporation pursuant to the provisions of the General Corporation Law of Delaware, does hereby certify as follows:

1. The name of the Corporation is:

Quartzdyne, Inc.

2. The address of the Corporation’s registered office in the State of Delaware is 9 East Lockerman Street, the City of Dover, County of Kent, and the name of the registered agent thereat is National Registered Agents, Inc.

3. The nature of the business of the corporation and the purposes to be conducted or promoted by it are as follows:

(a) to acquire all or any part of the stock or other securities, goodwill, rights, property or assets of any kind and to undertake to assume all or any part of the obligations or liabilities of any corporation, association, partnership, syndicate, entity, or person located in or organized under the laws of any state, territory or possession of the United States of America or any foreign country, and to pay for the same in cash, stock, bonds, debentures, notes, or other securities, secured or unsecured, of this or any other corporation or otherwise, in any manner permitted by law, and to conduct in any lawful manner all or any part of any business so required.

(b) to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of common stock and shall have a par value of $1.00 per share.

5. The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Jeremiah T. Mulligan	101 Park Avenue 35th Floor New York, New York 10178

6. The number of directors of the corporation shall be such as from time to time may be fixed by, or in the manner provided in, the By-Laws, but in no case shall the number be less than the minimum number authorized by the laws of Delaware. Directors need not be stockholders. The election of directors need not be by ballot.

7. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or any amendment thereto in the manner now or hereafter prescribed by statute, and all rights conferred on the stockholder hereunder are granted subject to this reservation.

8. A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, than the liability of a director of the corporation, in addition to the limitations on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the Stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of December, 1997.

/s/ Jeremiah T. Mulligan
Sole Incorporator

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